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                                                                      Exhibit 11
                    WABAN INC. AND CONSOLIDATED SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                   (Unaudited)
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                                                          Thirteen Weeks Ended
                                                          --------------------
                                                          April 26,   April 27,
                                                            1997        1996
                                                        ----------- -----------
Net income as reported                                  $10,803,000 $ 9,515,000
                                                         ==========  ==========
Net income used for primary computation                 $10,803,000 $ 9,515,000

Add (where dilutive):
  Tax effected interest and amortization
  of debt expense on convertible debt                     1,071,000   1,085,000
                                                         ----------  ----------
Net income used for fully diluted computation           $11,874,000 $10,600,000
                                                         ==========  ==========
Weighted average number of
  common shares outstanding                              32,793,084  32,916,276

Add (where dilutive):
  Assumed exercise of those options that
  are common stock equivalents net of treasury
  shares deemed to have been repurchased                    493,003     676,031
                                                         ----------  ----------
Weighted average number of common and common
  equivalent shares outstanding, used for
  primary computation                                    33,286,087  33,592,307

Add (where dilutive):
  Shares applicable to stock options in
  addition to those used in primary computation
  due to the use of period-end market price
  when higher than average price                                  -      85,186

  Assumed exercise of convertible securities              4,356,171   4,387,879
                                                         ----------  ----------

Adjusted shares outstanding used for fully
  diluted computation                                    37,642,258  38,065,372
                                                         ==========  ==========
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